EXHIBIT 99.1

Cubist Pharmaceuticals, Inc.

Conference Call

March 24, 2006

7:00 p.m. EST

PARTICIPANTS:

Michael Bonney, President and CEO

David McGirr, Chief Financial Officer

Christopher Guiffre, General Counsel

PRESENTATION:

Operator:  Greetings, ladies and gentlemen, and welcome to the Cubist Pharmaceuticals conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Michael Bonney, President and Chief Executive Officer. Thank you Mr. Bonney, you may begin.

Michael Bonney - Cubist Pharmaceuticals - President, CEO

Thanks, Derek. Good evening, everybody, and thanks for jumping on the call so quickly this evening. Before we begin, I’ll read the Safe Harbor statement. Forward-looking statements may be made during the call. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected or suggested today. Such risks and uncertainties are detailed in the company’s periodic filings with the Securities and Exchange Commission.

Cubist is providing this information as of the date of today’s call and does not undertake any obligation to update any forward-looking statements made during this call or to follow as a result of new information future events or otherwise.

Joining me this evening for the call are David McGirr, our CFO, and Chris Guiffre, our General Counsel. I’ll make a few brief opening remarks about the news we released a few minutes ago and then open it up to questions.

As I said in today’s news release, we are disappointed that we’ve not been able to reach agreement on the label. Next week we plan to commence a process with the FDA to resolve these label negotiations within 60 days.

The agency has not requested any additional data from us. We will work towards achieving a label that accurately reflects the data from the company’s landmark trial, the patient population studies, as well as the guidance to the FDA from the Anti-Infective Drugs Advisory Committee which met just 13 business days ago.

We believe that the label should provide the best possible guidance to physicians who treat patients with these serious and often life-threatening infections. Now, before I open it up to questions, I just want to remind everyone that we are in a relatively delicate situation with the FDA and that we’re in the middle of these label negotiations. So I’m not going to be commenting on the specific aspects of those discussions, but I do want to be available to try and answer whatever questions you may have.

With that said, I’ll ask Derek to open the floor up now for your questions.

Operator:  (Caller instructions) One moment please while we poll for questions.

Our first question is coming from Joe Slavinsky from Thomas Weisel Partners. Sir, you may proceed with your questions.

<Q>:  Just wondering, do you think it’s because the panel was so close to when your PDUFA date was that you didn’t have enough time to negotiate that?

<A>:  I think that’s certainly had an impact on this, Joe. While 13 days between advisory committee and PDUFA date is not unprecedented, it’s certainly on the short end of the stick. And I think the other thing here is that, remember, this is an unprecedented trial and an unprecedented label. And you combine those two things and I think, you know, what you have here is a bit of the cost of being the first mover, if you will, the trailblazer with a new clinical study and a new indication, particularly when it’s talking about this complex of disease process and group of patients.

<Q>:  Is the 60-day potential delay to that affect your outlook for sales for — probably too early to answer that question, but —

<A>:  We’re certainly not going to change our guidance on this call. You know, once we see what the final label looks like and what the timing of that is, if it’s appropriate, we’ll change it at that point, but today I don’t think it’s appropriate to change the guidance.

<Q>:  Thanks.

Operator:  Thank you, sir. Your next question comes from David Munno of Merrill Lynch.

<Q>:  Thanks for taking the question. You guys are expressing pretty strong confidence that you’re going to be able to get the label negotiations completed within 60 days. What gives you that confidence?

<A>:  Well, the nature of the Approvable Letter that we got, David, will allow us to put in a response early next week to start that 60-day clock. So this is just part of the regulatory process for this particular type of Approvable Letter that we received this evening from the FDA.

<Q>:  Can you —

<A>:  Go ahead. It just commits them as it does a priority review commits them to a six-month review, the response to this type of action commits them to a 60-day response.

<Q>:  So that’s something they have committed to?

<A>:  Sorry?

<Q>:  That’s something that the FDA has committed to is 60-day response?

<A>:  From the time we submit our response to this letter.

<Q>:  Okay. Can you tell us whether this has anything to do with describing the population that should be treated or the way that CUBICIN should be administered to or doses CUBICIN should be administered at.

<A>:  Clearly one of the complicated factors of the study as I mentioned before we’re dealing with a very complex group of patients and accurately describing the patient population as well as the treatment effects seen is key to what we’re doing here.

<Q>:  I’m sure you won’t answer this, but —

(Laughter)
Are they trying to include our exclude certain populations like bacteremia only or bacteremia with no known expected endocarditis are they trying to narrow the label more than you asked for or —

<A>:  I’m not going to get into the specifics of it. I think what I am comfortable with here, David, and as I stated earlier and was in the release, you know I think the FDA and Cubist are well aligned what we’re trying to do is provide the most meaningful description of the patient population study and the results of the study for the prescribers. I think it’s complex by the nature of the patients, the nature of the study and the fact that we’re paving new ground here so neither we nor the agency have a tarred road to proceed on with respect to how to interpret these results.

<Q>:  Great. I’ll jump back into the queue.

Operator:  Next question is coming from Jason Kantor of RBC Capital Markets.

<Q>:  Hi, obviously disappointed with the outcome. But I missed some of your opening remarks, I’m not sure if you covered this, but exactly what were you asking for in the label and what goes into this response that hasn’t already been put out there?  I mean why, you know why would you get what you asked for now if you didn’t get it already?

<A>:  What we, you know there was a fair amount of information in the proposed label that we submitted when we submitted the sNDA in everything from new language on the indication to clinical study section, et cetera. And essentially what this response will be is a recapitulation of the label that we had already submitted. It’s part of the regulatory process that allows them to then hit the button and start the 60-day process going again.

<Q>:  Have they essentially come back to you with a label that you didn’t like and therefore aren’t accepting and you’re still in negotiation?  Is that how this is described?  So they’ve come back with some sort of more restricted label and why are you confident that they would change that view?

<A>:  We have been involved in back and forth with the agency since soon after the AIDAC. And we have, I think, a very good understanding of each other’s positions with respect to the key issues in the label. And we couldn’t come to a conclusion by the end of today and that’s what resulted in the Approvable Letter and that’s what we’re going to continue to discuss over the next 60 days.

I do feel confident that we are well aligned with respect to what we’re trying to get done within this label.

<Q>:  Will any of that be, you know, disclosable, except that you filed this response and that you’ve got something back from them or will we get any better clarity on what these issues are?

<A>:  No, you won’t get any better clarity on these issues until we’ve concluded this process, in which case the label will provide you with the clarity you need.

I think Jason if you’re looking for things to try and discern what’s going on here my advice to you and anyone else would be go back and take a look at the briefing document that was created by Cubist and by the FDA for the AIDAC and review what was discussed there and you’ll see there are complex issues involved in describing this study and describing the patient population that we’re studying.

Operator:  Thank you. Your next question is coming from Eun Yang of Jeffries & Company.

<Q>:  Thank you very much. In terms of so once you submitted your response to the FDA, you say 60-day clock, and what are the chances you could come to an agreement before 60th day?

<A>:  That’s really a good question, Eun, and I’m not sure I have the answer to that question. I think that there’s clearly some possibility that could happen more quickly than 60 days. But I don’t know how to put a probability on that that would be meaningful.

<Q>:  Okay. And then the label indication that you have asked for is bacteremia with known or suspected endocarditis caused by staph aureus. Then when the panel had a meeting they actually unanimously recommended for bactermia but some split on endocarditis. When you look at the two, what you asked for, between what you asked for versus what the panel has recommended, actually my view is what the panel had recommended is more broader indication. So I’m just wondering where does, what the FDA wants fall into.

<A>:  What was the last part of that, Eun, what the FDA?

<Q>:  What the FDA wants to give you an indication, what label they want to provide to you, where does it fall into?  Between what you asked for versus what the panel has actually recommended for approval?

<A>:  Because we haven’t come to a final decision on or agreement with the FDA on what the label will look like, I can’t respond to that at this point. I think what I can say here Eun is that which I’ve said a couple times which is clearly this is an unprecedented study. It’s an unprecedented label that we’re asking the FDA to write. It’s a complex group of patients and a complex disease state, and I think that just as complexed if you will the thought process on how best to describe the patients and the outcomes that we saw in this study.

<Q>:  Also, Mike, you mentioned because only 13 days between the panel meeting and the PDUFA date the time was too short to come to conclusion that had you had like a month or so, do you think you have been, would you have been able to reach an agreement?

<A>Well, yeah, clearly in taking this action the FDA is looking for some additional time to work this stuff out with us. So I think it’s fair to say more time is a key part of the calculus here.

<Q>:  Okay. And the last question is when you get the skin infection indication for the first time when CUBICIN was approved, how long did it take for the label discussion at that time?

<A>:  That was actually, gee, I don’t even remember. I think it was about a two-week period that we discussed that label. But recognized that both conducting a complicated skin and skin structure trial and writing that label is a very well trod path, unlike what we’re dealing with here.

<Q>:  Okay, thanks very much.

<A>:  You bet.

Operator:  Next question is coming from Matt Duffy of BDR Research.

<Q>:  Thanks for taking the call. To try to hone in on this a little bit more, as I guess everybody is all night, is there a way to characterize the positions that you guys have and FDA has, I mean presumably with endocarditis rather than complicated bacteremia is it shades of gray and you are willing to give up a few weeks or months in order to get just what — hopefully get what you’re looking for or do you feel like you’re at loggerheads on an endocarditis indication?

<A>:  I think, Matt, that we are in broad conceptual agreement with the FDA in terms of what this label should say. But that what we’re really going back and forth on is how best to describe the patient population. Remember that these are complex patients. They don’t easily fit into a bucket. They all showed up with staph aureus bacteremia. That’s very clear. But then what the diagnosis was beyond that is difficult to do clinically, difficult diagnosis to make clinically and that I think complexes how this gets reflected in the label.

<Q>: I guess the corollary to this whole thing what’s the publication time line for the trial?

<A>:  That continues to progress very well. We’ve completed a, I think the final round of responses from the editors and they have the, what I believe to be the final draft in their possession at this point.

<Q>:  Editors at the journal or in your steering committee?

<A>:  The editors of the journal.

<Q>:  Very good. Thanks. Good luck.

Operator:  Thank you. Next question is coming from Mr. Ramagan from First Albany.

<Q>:  Thanks for taking my question. I was just trying to understand this nature of Approval Letter, because at least to my knowledge I’ve not come across one where an Approval Letter is given just based on the not coming to conclusion on the label and sort of you know I’m just trying to understand why the FDA did not take a 90-day extension or something like that rather than give an Approvable Letter, can you just help me understand this whole process?

<A>:  Right. In order to get, and I assume that by the 90-day extension you’re talking about the roll-over of the PDUFA date which has happened in the past, in fact happened to us on the original NDA on this. There are very specific regulatory requirements for the FDA to initiate that process. And it has to do with in large part a response to a question from the sponsor response to a question from the FDA that they deemed to be a major amendment to the original filing that requires them more time to review. That is not the case here. In this case, what the agency has done is to say we need some more time to review this label and come to agreement. They’ve given us an “Approvable” which commits them, once we submit a response to this letter, to act on that within 60 days.

<Q>:  So then there wouldn’t be any other looking into the data or calling a panel up or anything like that; it will straight, once you come to a decision, that’s it. So there’s no more issues with the whole application, correct?

<A>:  That’s our understanding, absolutely.

<Q>:  Thank you.

Operator:  Thank you, sir you have a follow-up question coming from Mr. Munno of Merrill Lynch.

<Q>:  Thanks guys. Sounded like from your answers to Matt’s questions that you and the FDA are pretty close on which kind of infection should be treated but maybe not so much on how to describe the patients. Is that an accurate way to put it?

<A>:  I think David the way I would put it is the way I’ve been putting it all evening which is we have an agreement in terms of what we’re trying to get done with this label and we have a different view of what language best describes the nature of the patients studied and the outcomes that were seen from those patients.

<Q>:  So if it ends up closer to where FDA is right now and how they think it should be described, how comfortable would you be going forward and marketing CUBICIN with an expanded label with the FDA’s language, do you still think you can maximize your commercial opportunity with that, with that potential label?

<A>:  It’s such a speculative answer that I don’t think it’s even worth giving at this point, David.

<Q>:  Okay.

<A>:  When we have a label, I’ll certainly opine what I think the implications are for our ability to promote the drug.

<Q>:  Okay. Thanks.

Operator:  Next question is coming from Ms.Yang from Jeffries & Company.

<Q>:  You know, in the past you’ve said that you know in order when you actually project CUBICIN peak annual sales of potential of CUBICIN going forward, when you project about $1 billion in peak annual sales potential kind of assumes particularly in the bacteremia indication side about 22, approximately a little over 20% of penetration in the marketplace. And I’m just wondering the language that you guys are discussing with the FDA, will that have an impact on that penetration level?

<A>:  First thing, Eun, I’m going to correct something you said. We have never stated that this will be a billion dollar drug. What we have stated is that we believe that it could be a $500 million drug in the U.S., with bacteremia and endocarditis, that to get to that level given the current rate of growth in this marketplace would require us to achieve about a 20% share of bacteremia and endo, and a mid-teen share of complicated skin and skin structure. Beyond that, my answer is the same, to your question is actually the same as it was to David Munno. I think it’s premature for us to speculate on how the label that may result from these conversations will impact our view of the peak year sales. Once we have that label, we will certainly provide you with a view of what the impact is.

<Q>:  Okay. Thanks.

<A>:  Okay.

Operator:  Thank you sir follow-up question coming from Mr. Kantor from RBC.

<Q>:  Thanks, this is sort of a process question. When you file this response in the next week or so, is that your last formal interaction and then you just wait to get the response back from the FDA what the label is going to be and whether you get the approval or is this a continued back and forth that’s going to go on throughout the process?

<A>:  No, it is my expectation that there will be a continued back and forth.

<Q>:  Okay. Is there a possibility for this to conclude before that 60 day clock?

<A>:  Well, certainly there’s a possibility. I don’t think it’s appropriate for me to predict that. Certainly not appropriate for me to guarantee that, because I don’t have control over that. The regulatory requirement, the regulatory rules under which the FDA is operating is they have 60 days to come to a decision, and that decision could be the same as it would be for at this point in time which is it could be approved. It could be Approvable or it could be Not Approved. And they have 60 days to reach that conclusion.

<Q>:  Thank you.

<A>:  Okay.

Operator:  Thank you. Again, ladies and gentlemen, if you do have a question, please press star 1 on your telephone keypad at this time. We have a follow-up question coming from Mr. Ramagan.

<Q>:  Again, I’m just trying to see, at the end of the 60th day, if FDA doesn’t come to a conclusion on how the label should look like, what should we expect at that point?

<A>:  Well, the outcome at the end of the 60 days, as I just mentioned from the FDA’s perspective, is to Approve, Not Approve or issue another Approvable.

<Q>:  Okay.

<A>:  As I understand it.

<Q>:  So then this continues again, basically?

<A>:  I think that’s certainly within the realm of the possible.

<Q>:  Okay. Thanks.

Operator:  Thank you. Sir, at this time there are no further questions.

<A>:  Great. Okay. So thank you operator, but I’d like to just underscore a couple of things before we sign off here. The first is that the entire Cubist organization has great pride in the quality of the study we’ve submitted in this sNDA and the quality of the data that that study produced for this sNDA. We’ll work very diligently with the agency to come to an agreement on a label that reflects the data from this study and the complex nature of the patient population with these infections.

While we agree with the FDA that we should accurately reflect the data and the patient population and the advisory committee guidance, we just haven’t yet agreed on how to word that. I do look forward to speaking with you again in about a little over three weeks at our first quarter’s earnings call and thanks again for joining us this evening and jumping on the phone with such short notice. Have a terrific weekend. Take care.

Operator:  Thank you. Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.